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Exhibit 3.1

                         ACTIONS WITH RESPECT TO BYLAWS

         By unanimous written consent of the board of directors of Overhill Farms, Inc., a Nevada corporation (the "Corporation"), dated on or about March 11, 2008, and in accordance with Article VII of the Corporation's amended and restated bylaws ("Bylaws"):

A. Effective as of the date hereof, Section 6.1 of Article VI of the Bylaws shall be amended and restated to read in its entirety as follows:

                  SECTION 6.1 Unless the board of directors has authorized the issuance of uncertificated shares pursuant to Section 6.4 of these Bylaws, every stockholder shall be entitled to have a certificate, signed by the president or a vice president and the treasurer or an assistant treasurer, or the secretary or an assistant secretary of the corporation, certifying the number of shares owned by him in the corporation. When the corporation is authorized to issue shares of more than one class or more than one series of any class, there shall be set forth upon the face or back of the certificate, or the certificate shall have a statement that the corporation will furnish to any stockholders upon request and without charge, a full or summary statement of the designations, preferences and relative, participating, optional or other special rights of the various classes of stock or series thereof and the qualifications, limitations or restrictions of such rights, and, if the corporation shall be authorized to issue only special stock, such certificate shall set forth in full or summarize the rights of the holders of such stock.

A. Effective as of the date hereof, Article VI of the Bylaws shall be amended to include the following as Section 6.4 of Article IV of the
         Bylaws:

                  SECTION 6.4 The board of directors may authorize the issuance of uncertificated shares of some or all of the shares of any or all of the classes or series of shares of the corporation. Within a reasonable time after the issuance or transfer of shares without certificates, the corporation shall send the stockholder a written statement containing the information required on the certificates pursuant to Section 6.1 of these bylaws. At least annually thereafter, the corporation shall provide to its stockholders of record, a written statement confirming the information contained in the informational statement previously sent pursuant to this subsection.

         The remainder of the Corporation's Bylaws remain in full force and effect.



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                            CERTIFICATE OF SECRETARY



         The undersigned certifies that:

         (1) The undersigned is the duly appointed and acting Secretary of Overhill Farms, Inc., a Nevada corporation (the "Company"); and

         (2) The foregoing Actions with Respect to Bylaws describes actions taken with respect to the Company's Bylaws, as duly adopted and approved by unanimous written consent of the Company's board of directors on or about March 11, 2008.

         IN WITNESS WHEREOF, I have hereunto subscribed my name on or about March 11, 2008.


                                         By: /s/ Richard A. Horvath
                                             ----------------------------------
                                                 Richard A. Horvath, Secretary